Exhibit 99.1

  NEWS RELEASE

INVUITY APPOINTS SCOTT FLORA TO BOARD OF DIRECTORS

SAN FRANCISCO, November 21, 2017 (GLOBE NEWSWIRE) — Invuity, Inc. (NASDAQ:IVTY), a leading medical technology company focused on minimal access surgery, today announced that  Scott D. Flora has been appointed to its  Board of Directors, effective November 21, 2017. Mr. Flora, who brings more than 30 years of medical device leadership experience, has served as a senior advisor for Invuity since February 2015.

“We are thrilled to have Scott join our board and we hope to further leverage his extensive sales and marketing background and medical device domain expertise as we continue to broaden our commercial offerings,” said Invuity Chief Executive Officer Philip Sawyer.

Over the last several decades, Mr. Flora has built a history of successfully executing new product launches and commercial expansion, as well as driving business development efforts. Mr. Flora served as President, Global Business Unit, Surgical Devices at Covidien for five years. Before that he developed and mentored strong commercial teams over 20 years at Smith & Nephew, where he served in various positions, cumulating in his role as President & General Manager, Orthopedics Reconstruction. Mr. Flora’s was most recently the CEO of OmniGuide Surgical, where he led the $25 million venture-backed surgical energy business for three years. In addition, Mr. Flora serves and has served on numerous medical device company boards, including MAKO Surgical, Conventus Orthopedics and Agnovos Healthcare.

About Invuity®

Invuity, Inc. is a leading medical technology company focused on developing and marketing advanced surgical devices to improve the ability of physicians to perform minimal access surgery through smaller and hidden incisions. The company’s patented Intelligent Photonics™ technology delivers enhanced visualization which facilitates surgical precision, efficiency and safety. In addition, the company utilizes comprehensive strategic marketing programs to create stronger institutional partnerships. Clinical applications include women’s health, encompassing breast cancer and breast reconstruction surgery, gynecology and thyroid surgery. Additional applications include procedures for electrophysiology, spine, orthopedic, cardiothoracic, and general surgery. Invuity is headquartered in San Francisco, CA. For more information, visit www.invuity.com.

CONTACT:

Company Contact:

Jim Mackaness

Chief Financial Officer

Invuity, Inc.

415-655-2129

Investors:

Mark Klausner

Westwicke Partners

443-213-0501

irdept@invuity.com